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                                                                 EXHIBIT (a)(11)

[Employee Name]

BELOW IS A SUMMARY OF YOUR ELECTION IN THE STOCK OPTION EXCHANGE PROGRAM:

You have elected not to participate. No options will be exchanged.

Thank you. Please save this email for your records.

YOU MAY CHANGE YOUR ELECTION AS MANY TIMES AS YOU WISH PRIOR TO THE DEADLINE. DEADLINE FOR ELECTIONS: 10:00 P.M. PACIFIC TIME, November 26, 2001.

TO CHANGE YOUR ELECTION, LOG ON TO THE STOCK OPTION EXCHANGE WEBSITE AT http://www-int.juniper.net/optionexchange/, AND INDICATE YOUR NEW CHOICES.